Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) is entered into effective as of             , 2012 (the “Grant Date”), by and between Waste Management, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and you, (the “Employee”), pursuant to the Waste Management, Inc. 2009 Stock Incentive Plan (the “Plan”). Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The terms and conditions of this Agreement as offered herein must be accepted by Employee prior to                     , 2012. Failure to timely accept the terms by such time will result in the immediate and irrevocable cancellation of the Award offered.

1. Award. The Company hereby grants to Employee the number of Restricted Stock Units announced on             , 2012. Restricted Stock Units are notational units of measurement denominated in shares of common stock of Waste Management, Inc., $.01 par value (“Common Stock”). Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plan. The Restricted Stock Units will be credited to Employee in an unfunded bookkeeping account established for Employee.

2. Vesting of Restricted Stock Units. The period of time between the Grant Date and the vesting of Restricted Stock Units (and the termination of restriction thereon) will be referred to herein as the “Restriction Period.” During the Restriction Period, the Restricted Stock Units will be subject to the restrictions as set forth herein. Unless timely deferred by Employee in accordance with Section 5, upon vesting, each Restricted Stock Unit will be converted into one share of Company Common Stock and Employee will be issued shares of Common Stock equal to the number of Restricted Stock Units held, free of any restrictions. Except as otherwise provided herein, the vesting of such Restricted Stock Units and any Dividend Equivalents relating thereto shall occur only if Employee is an employee of the Company on the date of vesting and has continuously been so employed since the Grant Date. Moreover, in order to be eligible to vest in any portion of the Award, Employee must also have entered into an agreement containing restrictive covenants concerning limitations on Employee’s behavior following termination of employment that is satisfactory to the Company and its affiliates

(a) General Vesting Schedule. The Restricted Stock Units granted pursuant to this Agreement shall vest in their entirety on the third (3rd) anniversary of the Grant Date, unless earlier vested or forfeited pursuant to the terms of this Agreement.

(b) Accelerated Vesting of Restricted Stock Units.

(i) Acceleration on Death or Disability. Upon Termination of Employment from the Company by reason of Employee’s death or disability (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)), or upon Employee’s disability prior to a Termination of Employment (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code all Restricted Stock Units that are not vested at that time immediately will become vested in full.

(ii) Pro-rated Vesting upon Involuntary Termination by the Company or Retirement by Employee. Upon either an involuntary Termination of Employment without Cause by the Company or a qualifying Retirement by Employee, Employee will be entitled to have vested under this award (including the amount of Restricted Stock Units that have already vested at that time) the amount of Restricted Stock Units equivalent to the total Restricted Stock Units granted under this Agreement multiplied by the fraction which has as its numerator the total number of days that Employee was employed by the Company during the period beginning on the Grant Date and ending on the date of Termination of Employment, and has as its denominator 1,096 (being the number of calendar days in Restriction Period).

(iii) Possible Acceleration upon Change in Control or Certain Terminations Following Change in Control. If there is a Change in Control of Waste Management, Inc., all outstanding but unvested Restricted Stock Units that are not vested will become immediately vested in full, unless the successor entity assumes all awards granted under the Plan and converts the awards to equivalent grants in the successor effective as of the Change in Control. Provided, however, even if the successor entity so assumes and converts all awards granted under the Plan, if the successor entity terminates Employee’s employment during the Window Period without Cause (as each term is defined in Section 16 below), or due to Employee’s death or disability, then all outstanding but unvested Restricted Stock Units (or its equivalent grant in the successor entity) will become immediately vested in full as of such termination.

3. Forfeitures of Restricted Stock Units. Upon Termination of Employment from the Company for any reason other than as described in Section 2, Employee shall immediately forfeit all unvested Restricted Stock Units, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested Restricted Stock Units or certificates therefor.

4. Restrictions on Transfer Before Vesting.

(a) Absent prior written consent of the Committee, the Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the Grant Date until such shares have become vested and not subject to deferral.

(b) Consistent with the foregoing, except as contemplated by Section 10, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his or her Beneficiary hereunder shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 10, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

5. Elective Deferrals Prior to Vesting.

(a) The Committee may establish procedures pursuant to which Employee may elect to defer, until a time or times later than the vesting of a Restricted Stock Unit, receipt of all or a portion of the shares of Common Stock deliverable in respect of a Restricted Stock Unit, all on such terms and conditions as the Committee (or its designee) shall determine in its sole discretion. The Committee further retains the authority and discretion to modify and/or terminate existing deferral elections, procedures and distribution options. If any such deferrals are permitted for Employee, then notwithstanding any provision of this Agreement or the Plan to the contrary, an Employee who elects such deferral shall not have any rights as a stockholder with respect to any such deferred shares of Common Stock unless and until the date the deferral expires and certificates representing such shares are required to be delivered to Employee.

(b) Notwithstanding any provision to the contrary in this Agreement, if deferral of Restricted Stock Units is permitted, each provision of this Agreement shall be interpreted to permit the deferral of compensation only as allowed in compliance with the requirements of Section 409A of the Internal Revenue Code and any provision that would conflict with such requirements shall not be valid or enforceable. Employee acknowledges, without limitation, and consents that application of Section 409A of the Internal Revenue Code to this Agreement may require additional delay of payments otherwise payable under this Agreement. Employee and the Company further hereby agree to execute such further instruments and take such further action as reasonably may be necessary to comply with Section 409A of the Internal Revenue Code.

6. Rights as a Stockholder. Employee will have no rights as a stockholder with regard to the Restricted Stock Units prior to vesting. However, the Company will pay Dividend Equivalents on unvested Restricted Stock Units, in the form of cash at such time as dividends are paid on the Company’s outstanding shares of Common Stock; provided that, for Restricted Stock Units that are subject to a valid deferral election of Employee pursuant to Section 5, the Company will pay Dividend Equivalents in the form of additional deferred Restricted Stock Units, credited to Employee’s deferral account effective as of such time as dividends are paid on the Company’s outstanding shares of Common Stock, but not distributable until such time as directed by Employee’s deferral election.

7. Taxes. To the extent that the vesting or receipt of the Restricted Stock Units or Dividend Equivalents or the lapse of any restrictions results in a taxable event to Employee for federal or state tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock received upon vesting of Restricted Stock Units or other shares of Common Stock owned by employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from the shares of Common Stock deliverable as a result of the vesting of the Restricted Stock Units or from any cash or other form of remuneration then or thereafter payable to Employee an amount equivalent to any tax required to be withheld by reasons of such resulting taxation.

8. Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of Waste Management, Inc., or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares.

9. Compliance With Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Assignment. The Restricted Stock Units are not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order. Employee may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom the Restricted Stock Units will pass upon Employee’s death and may change such designation from time to time by filing a written designation of Beneficiary on such form as may be prescribed by the Company; provided that no such designation shall be effective until filed with the Company. Employee may change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company; provided that no such designation shall be effective prior to receipt by the Company. Following Employee’s death, the Restricted Stock Units will pass to the designated Beneficiary and such person will be deemed Employee for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive Employee’s death, the Restricted Stock Units shall pass by will or, if none, then by the laws of descent and distribution.

11. Successors and Assigns.

(a) This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company that assumes all Awards granted under the Plan as contemplated by Section 2(b)(iii) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, subject to the vesting rights under Section 2(b)(iii).

12. Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

(a) give Employee any right to be awarded any further Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Restricted Stock Units and applicable Common Stock following the vesting of such Restricted Stock Units); or

(c) confer upon Employee the right to continue in the employment or service of the Company.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

16. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Certain other terms used herein have definitions given to them in the first place in which they are used. In addition, the following terms shall have the meanings set forth in this Section 16.

(a) “Board” means the Board of Directors of Waste Management, Inc.

(b) “Cause” means any of the following: (i) willful or deliberate and continual refusal to materially perform Employee’s employment duties reasonably requested by the Company after receipt of written notice to Employee of such failure to perform, specifying such failure (other than as a result of Employee’s sickness, illness, injury, death or disability) and Employee fails to cure such nonperformance within ten (10) days of receipt of said written notice; (ii) breach of any statutory or common law duty of loyalty to the Company; (iii) Employee has been convicted of, or pleaded nolo contendre to, any felony; (iv) Employee willfully or intentionally caused material injury to the Company, its property, or its assets; (v) Employee disclosed to unauthorized person(s)

proprietary or confidential information of the Company that causes a material injury to the Company; (vi) any material violation or a repeated and willful violation of the Company’s policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics (or any successor policy) then in effect.

(c) “Change in Control” means the first to occur on or after the Grant Date of any of the following events:

(i) any Person, or Persons acting as a group (within the meaning of Section 409A), acquires, directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that, together with securities held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of the Company’s then outstanding securities;

(ii) any Person, or Persons acting as a group (within the meaning of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that represents thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating or the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company and such liquidation is actually commenced or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes hereof, a “sale or other disposition by the Company of all or substantially all of the Company’s assets” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such sale.

For purposes of this definition, the following terms shall have the following meanings:

(A) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time;

(B) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock.

(d) “Committee” means the Management Development and Compensation Committee of the Board or such other committee of the Board as the Board may designate from time to time.

(e) “Dividend Equivalent” means an amount of cash equal to all dividends and other distributions (or the economic equivalent thereof) that are payable by the Company on one share of Common Stock to stockholders of record, which, in the discretion of the Committee, may be awarded (a) in connection with any Award under the Plan while such Award is outstanding or otherwise subject to a Restriction Period and on a like number of shares of Common Stock under such Award or (b) singly.

(f) “Retirement” means the voluntary resignation of employment by Employee, after Employee: (i) has attained the age of 55 or greater; (ii) has a sum of age plus full years of Service with the Company equal to 65 or greater; and, (iii) has completed at least 5 consecutive full years of Service with the Company during the 5 year period immediately preceding the resignation.

(g) “Service” is measured from Employee’s original date of hire by the Company, except as provided below. In the case of a break of employment by Employee from the Company of one year or more in length, Employee’s service before the break of employment shall not be included in his or her Service hereunder. In the case of service with an entity acquired by the Company, Employee’s service with such entity shall be considered Service hereunder, so long as Employee remained continuously employed with such predecessor company(ies) and the Company. In the case of a break of employment between a predecessor company and the Company of any length, Employee’s Service shall be measured from the original date of hire by the Company and shall not include any service with any predecessor company.

(h) “Termination of Employment” means the termination of Employee’s employment with the Company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Waste Management, Inc. and its Subsidiaries and Affiliates will not be considered a Termination of Employment. Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

(i) “Window Period” means the period commencing on the date six months immediately prior to the date on which a Change in Control first occurs and ending the second anniversary of the date on which a Change in Control occurs.

17. Entire Agreement.

(a) Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(b) Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

18. Compliance with Code Section 409A. It is the intention of the Company and Employee that his Agreement not result in an unfavorable tax consequences to Employee under Code Section 409A. Accordingly, Employee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Employee a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Employee. This paragraph 18 does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

19. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units awarded under this Agreement or the Plan by electronic means or request Employee’s consent to participate in the administration of this Agreement and the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20. Use of Personal Data. By executing this Agreement, Employee acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, social security number (or other tax identification number) and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. Employee is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. Employee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. Employee may, at any time, review Data with respect to Employee and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

21. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, Waste Management, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Employee has executed this Agreement, effective as of the day and year first above written.

WASTE MANAGEMENT, INC.

James E. Trevathan

Employee

Accepted by electronic confirmation